Exhibit 10.2

ExecutionVersion

VOTING AGREEMENT

This VOTING AGREEMENT, is made and entered into as of May 17, 2021 (this “Agreement”), by and among the stockholders listed on the signature pages hereto (the “Stockholder”), Discovery, Inc., a Delaware corporation (“RMT Partner”), AT&T Inc., a Delaware corporation (“Remainco”), and Magallanes, Inc., a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner of the number of shares of RMT Partner Series A-1 Preferred Stock and RMT Partner Series C-1 Preferred Stock, in each case set forth opposite such Stockholder’s name on Schedule A hereto (together with such additional shares of Pre-Closing RMT Partner Voting Capital Stock that become Beneficially Owned by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, RMT Partner, Remainco, Spinco and Drake Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of RMT Partner, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Spinco (the “Merger”), with Spinco surviving the Merger as a wholly owned subsidiary of RMT Partner;

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, at a meeting of the stockholders of RMT Partner (the “Stockholders Meeting”) duly called in accordance with the Merger Agreement, the stockholders of RMT Partner will vote upon (i) the Amended RMT Partner Charter (which vote will require the approval of (w) the shares of RMT Partner Series A-1 Preferred Stock, voting as a class; (x) the shares of RMT Partner Series C-1 Preferred Stock, voting as a class; (y) the shares of RMT Partner Series B Common Stock, voting as a class; and (z) the shares of Pre-Closing RMT Partner Voting Capital Stock, voting as a class); and (ii) the RMT Partner Share Issuance (which vote will require the approval of the shares of Pre-Closing RMT Partner Voting Capital Stock, voting as a class);

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon the approval of the Amended RMT Partner Charter and the RMT Partner Share Issuance;

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) at the Charter Amendment Effective Time, RMT Partner will cause the Amended RMT Partner Charter to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Sections 242 and 245 and the other applicable provisions of the General Corporation Law of the State of Delaware and (ii) at the Effective Time, RMT Partner will consummate the RMT Partner Share Issuance;

WHEREAS, pursuant to the RMT Partner Charter Amendment, among other things, each share of (i) RMT Partner Series A Common Stock issued and outstanding or held by RMT Partner as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, designated as Series A Common Stock (the “Common Stock”), (ii) RMT Partner Series B Common Stock issued and outstanding or held by RMT Partner as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock, (iii) RMT Partner Series C Common Stock issued and outstanding or held by RMT Partner as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock, (iv) RMT Partner Series A-1 Preferred Stock issued and outstanding or held by RMT Partner as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into 13.11346315 validly issued, fully paid and non-assessable shares of Common Stock and (v) RMT Partner Series C-1 Preferred Stock issued and outstanding or held by RMT Partner as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, such number of validly issued, fully paid and non-assessable shares of Common Stock as the number of shares of RMT Partner Series C Common Stock each such share of RMT Partner Series C-1 Preferred Stock would have been convertible into under the Existing RMT Partner Charter (including, the Series C-1 Preferred Certificate of Designations) in effect immediately prior to the Effective Time;

WHEREAS, as a condition and inducement to the willingness of RMT Partner, Remainco and Spinco to enter into the Merger Agreement, Remainco and Spinco have required that the Stockholder enters into this Agreement, and the Stockholder desires to enter into this Agreement to induce Remainco and Spinco to enter into the Merger Agreement and to agree to certain exclusivity and related provisions included therein; and

WHEREAS, concurrently with the execution of this Agreement, Dr. John C. Malone, RMT Partner, Remainco and Spinco are entering into a Voting Agreement, dated as of the date hereof, pursuant to which Mr. Malone is agreeing to vote the shares of Pre-Closing RMT Partner Voting Capital Stock Beneficially Owned by him in favor of the approval of the Amended RMT Partner Charter and the RMT Partner Share Issuance on terms and subject to conditions substantially similar to as those set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date (the “Support Period”), at every meeting of holders of capital stock of RMT Partner called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of capital stock of RMT Partner with respect to any of the following (except with respect to the Stockholder’s right to vote on

Special A-1 Class Vote Matters (as defined in the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of RMT Partner) with respect to which the Stockholder shall have no obligation to vote or cause to be voted the Subject Shares under this Agreement but with respect to which the Stockholder has obligations under that certain Consent Agreement, entered into contemporaneously herewith by RMT Partner and the Stockholders (the “Consent Letter”), the Stockholder shall (1) appear (in person, including virtually, or by proxy) at each such meeting (including every adjournment or postponement thereof) or otherwise cause all of the Subject Shares to be counted as present thereat for purposes of establishing a quorum and (2) vote or cause to be voted all of the Subject Shares that the Stockholder is entitled to vote:

(a) in favor of the RMT Partner Share Issuance;

(b) in favor of the RMT Partner Charter Amendment, including the share reclassifications and conversions, the board structure and all other terms set forth therein (and, in the event that the RMT Partner Charter Amendment is presented as more than one proposal, in favor of each such proposal);

(c) in favor of the Merger (but not, for the avoidance of doubt, the Alternative Transaction Structure);

(d) in favor of any proposal to adjourn or postpone such meeting of the RMT Partner’s stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 8.5 of the Merger Agreement;

(e) against any RMT Partner Acquisition Proposal or any RMT Partner Superior Proposal (without regard to the terms of such RMT Partner Acquisition Proposal or RMT Partner Superior Proposal, as applicable); and

(f) against any amendment of the Organizational Documents of RMT Partner (other than the RMT Partner Charter Amendment) or other action or agreement of RMT Partner, in each case for which the vote or consent of the applicable class of capital stock of RMT Partner is required to authorize such action or agreement, that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of RMT Partner under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Transactions under the Merger Agreement or the Separation and Distribution Agreement not being fulfilled, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Transactions; provided, that Remainco has advised the Stockholder of such asserted effect set forth in clause (i), (ii) or (iii) in writing at least ten (10) Business Days prior to the applicable vote. In furtherance of the foregoing, the Stockholder and RMT Partner shall notify Remainco of any action or consent of the holders of Series A-1 Preferred Stock or Series C-1 Preferred Stock proposed to be taken or given written consent pursuant to the Series A-1 or Series C-1 Preferred Certificate of Designations in writing to the extent practical, at least twenty (20) Business Days prior to, and in any event prior to, the applicable action or consent.

2. Transfer of Shares. The Stockholder agrees that, during the Support Period, other than the reclassification to be effected pursuant to the RMT Partner Charter Amendment, the Stockholder will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (each of the foregoing, a “Transfer”) any of the Subject Shares; (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares, (iv) enter into any agreement, arrangement or understanding with any Person, or take any other action, that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s representations, warranties, covenants and obligations hereunder, or (v) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, however, that the foregoing shall not apply to (x) any conversion of RMT Partner Class C-1 Preferred Stock, (y) any RMT Partner Class C Common Stock and (z) the shares that are subject to the collar transactions described in the Amendment No. 14 to the Schedule 13D filed by the Stockholders on February 24, 2021; provided, further, that the foregoing shall not prevent the Stockholders from transferring any Subject Shares to any Person who signs a joinder to this Agreement (in a form reasonably acceptable to RMT Partner) to agree to, and be bound by, the applicable Stockholder’s obligations herein. Any Transfer in violation of this provision shall be void ab initio. RMT Partner agrees not to register the Transfer of any certificate or book-entry representing any Subject Shares on the books of RMT Partner unless such Transfer is made in compliance with this Agreement. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholders in connection with the Transactions.

3. Acquisition Proposals. Except with respect to any Transfer by the Stockholders as contemplated by Section 2, (a) the Stockholders shall not and shall instruct and use their respective reasonable best efforts to cause their respective Affiliates and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an RMT Partner Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal, (iii) provide any information to any Person in connection with any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal, or (iv) otherwise knowingly facilitate any effort or attempt to make any RMT Partner Acquisition Proposal or (v) make any public statement approving or recommending, any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, an RMT Partner Acquisition Proposal, and the Stockholders shall not, alone or together with any other Person, make an RMT Partner Acquisition Proposal, and (b) if either Stockholder receives any inquiry or proposal regarding any RMT Partner Acquisition Proposal, such Stockholder shall promptly inform RMT Partner, Remainco and Spinco of such inquiry or proposal and the details thereof.

4. Additional Covenants of the Stockholders.

(a) Further Assurances. From time to time and without additional consideration, the Stockholders shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform their respective obligations under this Agreement.

(b) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the shares of capital stock of RMT Partner by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “shares of capital stock of RMT Partner” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(c) Notice of Acquisitions. Each Stockholder hereby agrees to notify RMT Partner, Remainco and Spinco in writing as promptly as practicable of the number of any additional shares of Pre-Closing RMT Partner Voting Capital Stock of which such Stockholder acquires Beneficial Ownership on or after the date hereof; provided, that any timely filing with the SEC by a Stockholder pursuant to Section 13 or Section 16 of the Exchange Act reporting any such acquisition shall constitute notice with respect to this Section 4(c).

(d) Disclosure. Without reasonable prior notice (including reasonable opportunity to review and comment) provided to the Stockholders by RMT Partner and the prior written consent of the Stockholders, RMT Partner, Remainco and Spinco shall not include in any press release or disclose in any announcement or disclosure required by the SEC, including in the Distribution Registration Statement, RMT Partner Registration Statement, Tender Offer Statement or Proxy Statement any information relating to any Stockholder or any of its Affiliates other than a Stockholder’s identity and ownership of the Stockholder’s Subject Shares or the nature of the Stockholder’s obligations under this Agreement or the Consent Letter; provided, that the foregoing shall not restrict RMT Partner, Remainco and Spinco from making any disclosure, public statements or filings with a regulatory authority (other than filings and correspondence with the SEC related to the Distribution Registration Statement, RMT Partner Registration Statement, Tender Offer Statement or Proxy Statement (including the background section thereof)), in connection with a legal process, to enforce their rights under any agreement relating to the Transactions or as otherwise required by law. Except as required by Law, the Stockholders shall not make any public statement regarding this Agreement, the Merger Agreement or the Transactions without the prior written consent of RMT Partner after consultation with Remainco; provided, that the foregoing shall not restrict the Stockholders from making any disclosure or other public statement approved by RMT Partner substantially consistent with any previous disclosure or public statement or as required to be made by the Stockholders under applicable Law, including any amendment filed with the SEC on Schedule 13D.

5. Transaction Litigation. The Stockholders and RMT Partner, on the one hand, and Remainco and Spinco, on the other hand, shall promptly advise one another in writing of any (i) RMT Partner Transaction Litigation or Spinco Transaction Litigation, as applicable, or (ii) other litigation, whether or not brought by a stockholder of RMT Partner or Remainco, as applicable, relating to this Agreement, the Merger Agreement or the Transactions that is brought or, to the applicable party’s knowledge, threatened against such party or any of its Affiliates in its or their capacity as a participant in the Transactions (together, “Transaction Litigation”), and the Stockholders, RMT Partner, Remainco and Spinco, as applicable, shall keep one another informed on a reasonably prompt basis regarding any such Transaction Litigation.

6. Regulatory Commitment. The Stockholders shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to assist and cooperate in obtaining any necessary regulatory approvals; provided, that neither Stockholder nor any such Subsidiaries shall be required to (i) sell, divest, hold separate or otherwise dispose of any portion of their respective assets, properties or businesses, (ii) take any action that limits their freedom of action with respect to, or their ability to retain, one or more of their assets, properties or businesses or (iii) take or agree to take any other action or agree to any limitation that would have an adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Stockholders or any of their Affiliates.

7. Representations and Warranties of the Stockholder. Each Stockholder on its own behalf hereby represents and warrants as of the date hereof to RMT Partner, Remainco and Spinco, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares as follows:

(a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement and any filings by the Stockholder with the SEC, the execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Transactions.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the performance by the Stockholder of his obligations hereunder, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, other than any such violation, conflict, breach or default that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay its performance hereunder or the consummation of the Merger or the RMT Partner Charter Amendment.

(c) The Subject Shares. The Stockholder is the Beneficial Owner of, and has good and marketable title to, the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except for any such liens or other restrictions arising under applicable securities Laws or under the Existing Charter or any of the Certificates of Designations. The Stockholder does not Beneficially Own any shares of Pre-Closing RMT Partner Voting Capital Stock other than the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto. The Stockholder has, or will have at the time of the applicable meeting of holders of shares of capital stock of RMT Partner, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares. None of the Subject Shares is subject to any voting trust, agreement, arrangement or restriction with respect to the voting of such Subject Shares, including without limitation the granting of any proxy or power of attorney with respect thereto, that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by Remainco and Spinco. The Stockholder understands and acknowledges that RMT Partner, Remainco and Spinco are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened in writing against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

(f) No Other Arrangements. Other than as set forth in this Agreement, the Consent Letter, or as expressly granted pursuant to the terms of the Series A-1 or Series C-1 Preferred Certificate of Designations, the Stockholder does not have any agreements, arrangements or understandings of any kind with RMT Partner or any other Person (i) with respect to the Transfer or voting of the Subject Shares or the Transactions, (ii) that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s covenants and obligations hereunder or (iii) except for the arrangements referred to on Schedule 7.16 of the RMT Partner Disclosure Letter, in connection with the transactions contemplated by the Merger Agreement.

8. Representations and Warranties.

(a) RMT Partner represents and warrants to the Stockholders as follows: RMT Partner is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Merger Agreement by RMT Partner and this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of RMT Partner, and no other corporate proceedings on the part of RMT Partner are necessary to authorize the execution, delivery and performance of this Agreement or the Merger Agreement by RMT Partner and, subject to receipt of the RMT Partner Stockholder Approval, the consummation of the Transactions. RMT Partner has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of RMT Partner enforceable against RMT Partner in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Stockholders’ execution of this Agreement and performance of their obligations hereunder shall not trigger a Series A-1 Mandatory Conversion (as defined in the Existing RMT Partner Charter).

(b) Remainco represents and warrants to the Stockholders as follows: Remainco is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the Merger Agreement by Remainco and the consummation of the Transactions have been duly and validly authorized by the board of directors of Remainco, and no other corporate proceedings on the part of Remainco are necessary to authorize the execution and delivery of this Agreement or the Merger Agreement by Remainco and the consummation of the Transactions, other than such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). Remainco has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Remainco enforceable against Remainco in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Spinco represents and warrants to the Stockholders as follows: Spinco is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the Merger Agreement by Spinco and the consummation of the Transactions have been duly and validly authorized by the board of directors of Spinco, and no other corporate proceedings on the part of Spinco are necessary to authorize the execution and delivery of this Agreement or the Merger Agreement by Spinco and the consummation of the Transactions. Spinco has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Spinco enforceable against Spinco in accordance with its terms, subject to the Bankruptcy and Equity Exception.

9. Stockholder Capacity. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of RMT Partner shall be deemed to make any agreement or understanding in this Agreement regarding such Person’s performance of his obligations as a director or officer. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the Beneficial Owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by such Stockholder in such Stockholder’s capacity as a director or officer of RMT Partner. The taking of any actions (or any failures to act) by any Stockholder (including voting on matters put to the board of directors of RMT Partner or any committee thereof and making any statement at any meeting of such board or any committee thereof) in such Stockholder’s capacity as a director or officer of RMT Partner shall not be deemed to constitute a breach of this Agreement.

10. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement unless otherwise indicated. For purposes of this Agreement, the term “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time.

11. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the date of the RMT Partner Stockholders Meeting, including any adjournments or postponements thereof, after the polls close at such meeting and only if the RMT Partner Stockholder Approval is not obtained at such meeting where a vote was taken in accordance with the Merger Agreement, (iii) any amendment, supplement or modification to the Merger Agreement or the Separation Agreement or waiver of any condition therein which would materially and adversely affect the Stockholders or increase the relative pro forma aggregate ownership percentage of Remainco’s stockholders in RMT Partner (as compared to the aggregate ownership percentage of RMT Partner’s stockholders in RMT Partner prior to the Effective) at the Effective Time (other than in a de minimis manner), in each case, if effected without the prior written consent of the Stockholders, (iv) effectuation of any Alternative Transaction Structure without the prior written consent of the Stockholders, (v) if the Triggering Event has occurred, upon a RMT Partner Change of Recommendation and (vi) the written agreement of the Stockholders, RMT Partner, Remainco and Spinco to terminate this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any party of any liability or damages to any other party resulting from any Willful Breach of this Agreement, (b) the provisions set forth in this Section 11, Section 7(f) and Sections 13 through 23, inclusive, shall survive the termination of this Agreement and (c) the provisions set forth in Section 4(d), Section 5, Section 6 and Section 12 shall survive the termination of this Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

12. Specific Performance. The parties acknowledge and agree that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) the parties are relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the other parties irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the parties agree that the other parties hereunder shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain any other party from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that the applicable other party has an adequate remedy at law or in damages.

13. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 13(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 13(b).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER

DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13(C).

14. Modification or Amendment. This Agreement may be amended, modified or supplemented only in writing by the parties hereto.

15. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

16. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any assignment in contravention of the preceding sentence shall be null and void.

17. No Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied.

18. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to one or more of the other parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email;

provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 18:

(A)	if to RMT Partner to:

Discovery, Inc.

230 Park Avenue South

New York, New York

Attention: Bruce Campbell

Email: bruce_campbell@discovery.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue New York,

New York 10022

Attn:	Jeffrey J. Rosen

  Jonathan E. Levitsky

  Sue Meng

Email:	jrosen@debevoise.com

   jelevitsky@debevoise.com

  smeng@debevoise.com

(B)	if to the Stockholders to:

Advance Publications, Inc.

1 World Trade Center

New York, NY 10007

Attention: Michael Fricklas

Email: CLO@advance.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  Robert B. Schumer, Esq.

        Ariel J. Deckelbaum, Esq.

        Cullen L. Sinclair, Esq.

Email:       rschumer@paulweiss.com

        ajdeckelbaum@paulweiss.com

        csinclair@paulweiss.com

(C)	if to Remainco or Spinco to:

AT&T Inc.

208 S. Akard St.

Dallas, Texas 75202

Attention: SVP – Corporate Strategy and Development

Email: sm3763@att.com

AT&T Inc.

208 S. Akard St.

Dallas, Texas 75202

Attention: Senior Executive Vice President and General Counsel

dm952g@att.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street New York,

New York 10004

Attn:	Eric M. Krautheimer

   Melissa Sawyer

Email:	krautheimere@sullcrom.com

  sawyerm@sullcrom.com

19. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such illegality, invalidity or unenforceability, except as a result of such modification, nor shall such illegality, invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

20. Entire Agreement. This Agreement and, with respect to the Stockholders and RMT Partner, the Consent Letter constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

21. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

23. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

24. Series A-1 Mandatory Conversion. Nothing in this Agreement shall trigger a Series A-1 Mandatory Conversion (as defined in the RMT Partner Existing Charter).

25. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in RMT Partner, Remainco or Spinco any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including RMT Partner, Remainco and Spinco, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DISCOVERY, INC.

By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution & Legal Officer

AT&T INC.

By:	/s/ Stephen McGaw
Name: Stephen McGaw
Title: Senior Vice President, Corporate Strategy and Development

MAGALLANES, INC.

By:	/s/ Stephen McGaw
Name: Stephen McGaw
Title: President

[Signature page to RMT Partner A/N Voting Agreement]

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

[Signature page to RMT Partner A/N Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of shares of RMT Partner Series A-1 Preferred Stock	Number of shares of RMT Partner Series C-1 Preferred Stock	Number of shares of Series C Common Stock
Advance/Newhouse Programming Partnership	7,852,582.44	4,099,296.50	12,507,224
Advance/Newhouse Partnership	0	214,053	2